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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 033-64325


                           REUNION RESOURCES COMPANY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 19, 1996

To Stockholders of Reunion Resources Company:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of REUNION RESOURCES COMPANY, a Delaware corporation (the "COMPANY"), will be held at the offices of Richards & O'Neil, LLP, 885 Third Avenue, 7th Floor, New York, New York, at 10:00 a.m., Eastern Standard Time, on April 19, 1996 (the "NEW SPECIAL MEETING"), for the same purposes for which the planned March 27, 1996 special meeting of stockholders (the "ORIGINAL SPECIAL MEETING") was called. The Original Special Meeting was not convened due to a delay in the mailing of the Notice for the meeting.

  The business intended to be transacted at the Original Special Meeting and described in the enclosed Proxy Statement/Prospectus will now be transacted at the New Special Meeting. A copy of the Proxy Statement/Prospectus relating to the Original Special Meeting and a form of Proxy accompany this Notice. All references to "March 27, 1996" in the enclosed Proxy Statement/Prospectus shall be deemed to be "April 19, 1996".

  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY REGARDLESS OF WHETHER YOU DID SO PREVIOUSLY IN CONNECTION WITH THE ORIGINAL SPECIAL MEETING. PROXIES DELIVERED IN CONNECTION WITH THE ORIGINAL SPECIAL MEETING ARE NOT VALID.

  The record date for the determination of stockholders of the Company entitled to notice of and to vote at the New Special Meeting and at any adjournment thereof is February 20, 1996. Only holders of record on such date will be entitled to vote at the New Special Meeting.

  PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING RETURN ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE NEW SPECIAL MEETING AND VOTING IN PERSON.

  PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR STOCK AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD L. EVANS

                                              RICHARD L. EVANS,
                                                  Secretary

Houston, Texas
March 29, 1996